UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported): June 2, 2005



                                   CREE, INC.
             (Exact name of registrant as specified in its charter)


       North Carolina               0-21154                     56-1572719
(State or other jurisdiction   (Commission File              (I.R.S. Employer
     of incorporation)              Number)               Identification Number)




           4600 Silicon Drive
         Durham, North Carolina                                 27703
(Address of principal executive offices)                      (Zip Code)



                                 (919) 313-5300
               Registrant's telephone number, including area code

                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

     On June 2, 2005, Cree, Inc. (the "Company") and its wholly owned subsidiary, Cree Microwave, Inc. ("Cree Microwave"), committed to a plan to discontinue the operations of Cree Microwave's silicon radio frequency (RF) and microwave semiconductor business located in Sunnyvale, California. This business manufactures silicon-based laterally diffused metal oxide semiconductor (LDMOS) and bipolar products. The Company intends to focus on wide bandgap RF and microwave products based on its silicon carbide (SiC) and gallium nitride (GaN) technology. Cree Microwave will accept last time buy orders for its silicon LDMOS products through June 2005 and plans to wind down the operations of this business by December 2005. Cree Microwave will make an initial reduction in personnel to reflect current business levels. Additional lay-offs will occur as operations are wound down. Ultimately, Cree Microwave expects to terminate a total of approximately 80 employees. The decision to discontinue the Sunnyvale operation was based upon management's review of the strategic alternatives and the financial outlook for the business. For the nine months ended March 27, 2005, the Company incurred net operating pre-tax losses of $9.2 million related to this segment of its business, or $0.08 per share, net of tax, assuming the Company's estimated 31.1% tax rate for fiscal 2005.

     The Company estimates that it will incur a total of approximately $13 million to $15 million in pre-tax expenses to close the Sunnyvale facility. Of these costs, cash charges will include $1.8 million to $1.9 million for severance and other employee related costs, relocation of production equipment and other expenses to wind down the Sunnyvale operations over the next six months. Other non-cash charges related to the closing of the facility include $6 million to $8 million in impairment charges related to inventory and equipment as the business is targeted to operate in a negative cash flow position through the wind down period ending in December 2005. Estimated expenses related to the closing of the facility also include approximately $4.7 million for lease obligations, as the Company and Cree Microwave are liable for lease expenses from the expected December 2005 closure of the facility through the November 2011 expiration of its lease. The amount of the expense for lease obligations was calculated assuming that Cree Microwave can sublease the facility beginning in fiscal 2007. The Company targets that approximately $7 million to $9 million of the total charges will be expensed in the fourth quarter of fiscal 2005, while the remaining charges are expected to be recorded in the first and second quarters of fiscal 2006.

     Included herein as Exhibit 99.1 is the Company's press release issued on June 2, 2005, which announced the discontinuation of its silicon RF and microwave business.

     This current report on Form 8-K contains forward-looking statements involving risks and uncertainties, both known and unknown that may cause actual results to differ materially from those indicated. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including increases in cash expenditures related to the discontinuation of operations in Sunnyvale, California, Cree Microwave's ability to sublease the Sunnyvale facility, the amount of last-time buy orders and the time needed to fulfill such orders for silicon products, the Company's ability to complete the wind-down process by the end of calendar year 2005, general economic conditions and other factors discussed in Cree's filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 27, 2004 and subsequent filings.

Item 2.06  Material Impairments.

     Please see the information contained in Item 2.05 above for a discussion of the material impairments resulting from the Company's decision to discontinue the operations of its silicon RF and microwave business, which is hereby incorporated by reference.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

    Exhibit No.  Description
    -----------  -----------
       99.1      Press Release dated June 2, 2005




                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CREE, INC.
Date: June 2, 2005


                                  By:    /s/ Cynthia B. Merrell
                                      ------------------------------------------
                                      Cynthia B. Merrell
                                      Chief Financial Officer

                                 EXHIBIT INDEX



             Exhibit No.        Description
             -----------        -----------
                99.1            Press Release dated June 2, 2005